Exhibit 10.18

Valneva SE

(the “Company”)

Free Share Plan 2019-2023

Terms and Conditions

1.	Background and purpose of the Program

On June 27, 2019, the general meeting of Valneva SE’s shareholders decided under its 39th resolution to grant the Company’s Management Board (“MB”) all powers necessary to decide the granting and issuance of free ordinary shares (“FS”) for the benefit of members of the MB or the Management Committee (“MC”).

In accordance with the powers and authorizations granted by the shareholders’ meeting of June 27, 2019, the MB plans to grant FS to the members of the MB and the MC (the “Participants”). The MB also plans to grant phantom shares to non-MC grade 15 and 14 employees, in accordance with separate terms and conditions.

The purpose of the FS plan 2019-2023 (the “Program”) is to provide a long-term incentive program for the Company’s senior management. The Program excludes the granting of new stock options to the Participants.

2.	Purpose of these terms and conditions

The terms and conditions set forth herein aim at summarizing and complementing the Program-related or Program-relevant provisions set out in the Company’s articles of incorporation (the “Articles”), the resolutions adopted by the general meeting of the Company’s shareholders on June 27, 2019 as well as the decisions made or to be made by the MB regarding the granting of free shares (collectively, the “Constitutional Documents”). In the event of any discrepancy between the Constitutional Documents and these terms and conditions, the Constitutional Documents will prevail.

3.	FS granting

3.1	Allocations

A number of FS will be conditionally granted to each Participant as set forth below.

CEO: 331,667 shares;

Each of the other MB members: 262,570 shares;

Each grade 15 MC member: 90,000 shares;

The maximum number of FS that can be allotted by the MB cannot exceed 3% of the share capital of the Company as of the Grant Date (as defined in Section 3.2 below) or any legal threshold applicable as of the Grant Date.

3.2	Tranches

Subject to the vesting conditions set forth below, the FS granted to a Participant will vest in and be delivered to that participant (“seront définitivement attribuées”) in three tranches.

Each tranche will amount to one third of the total individual allocation. If one third is not a whole number, the FS number will be rounded down for the first two tranches and rounded up for the third tranche.

The tranches will vest in the Participants as follows:

•	First tranche: two (2) years after the date of the MB decision that initially granted the FS (the “Grant Date”);

•	Second Tranche: three (3) years after the Grant Date;

•	Third Tranche: four (4) years after the Grant Date.

3.3	Performance conditions

The vesting (“attribution définitive”) of each tranche will be subject to performance conditions as follows:

MB members (including the CEO):

The vesting of each tranche will be contingent upon the level of achievement of the member’s collective and individual goals in the Relevant Year (as defined below), as assessed by the Supervisory Board, starting above 60% (60% = no vesting) and increasing in a linear way, so that 80% goal achievement will result in vesting of 50% of the relevant tranche and 100% goal achievement will result in vesting of 100% of the relevant tranche, as set out in appendix 1 to these terms and conditions. If the number of vested shares calculated in accordance with the above and appendix 1 is not a whole number, it will be rounded down.

Non-MB MC members:

The vesting of each tranche will be contingent upon the MC member’s performance in the Relevant Year having been rated not lower than “Meets Expectations” (regardless of any qualifying sign), as assessed by his/her supervisor under the Company’s employee performance appraisal rules.

Common provisions:

“Relevant Year” means 2021 for the first tranche, 2022 for the second tranche and 2023 for the third tranche. If a vesting period expires before the performance has been assessed for the Relevant Year, the vesting of the relevant tranche will be postponed until all Participants have been assessed.

3.4	Further vesting conditions

Participants must continuously remain a MB member, corporate officer or employee (full time or not less than 80%) of the Company or a direct or indirect subsidiary of the Company until vesting, subject to the retirement exception set forth below. If a MB member’s term of office is not renewed upon expiration in June 2022, the shares already vested will be kept, but the unvested shares will be lost.

3.5	Accelerated vesting after two years

If (a) a Change of Control (as defined below) occurs not earlier than 2 years after the Grant Date and (b) the performance condition stated above was met for the calendar year immediately preceding the year of Change of Control (or for the year of Change of Control if already assessed), all tranches will vest immediately. For MB members (including the CEO), if their performance was less than 100%, the percentage determined in accordance with appendix 1 will apply to all tranches so vesting.

“Change of Control” means that a person or entity other than the Company’s current shareholders has taken control of the Company, “control” having the meaning set forth in Article L 233-3 of the French commercial code.

3.6	No compulsory holding period

Following FS vesting in accordance with these terms and conditions, no compulsory FS holding period will be applicable to the Participants.

3.7	Retirement:

Participants who will retire in accordance with the age requirements of their applicable retirement regime before complete vesting will remain entitled to a prorated amount of shares, for each unvested tranche, based on the period from the Grant Date until retirement, as compared to the total duration of the tranche in question (2, 3 or 4 years); provided, however, that the performance condition stated above was met in the performance appraisal immediately preceding the retirement. For MB members (including the CEO), the level of performance will affect the amount of shares kept, in accordance with the rules set out in appendix 1.

By way of example, a MB member (including the CEO) retiring 6 months after the Grant Date and having obtained an 80% goal achievement rating for 2019 will remain entitled to:

•	25% × 50% = 12.5% of tranche 1;

•	16.66% × 50% = 8.33% of tranche 2; and

•	12.5% × 50% = 6.25% of tranche 3.

As a further example, a non-MB MC member retiring 3 years after the Grant Date and having obtained a “Meets Expectations” rating in his/her last annual performance appraisal will remain entitled to 75% of tranche 3 (noting that tranches 1 and 2 will have already vested at that time).

If the number of vested shares calculated in accordance with the above is not a whole number, it will be rounded down.

3.8	Death

In accordance with Article L 225-197-3 of the French commercial code, heirs can request vesting within six months after the death of a Participant. Such vesting will be conditioned on the same performance condition as accelerated vesting in case of Change of Control (without regard to the minimum 2-year vesting period).

3.9	Change of Control occurring less than 2 years after the Grant Date

If a Change of Control takes place less than two years after the Grant Date, and section III of article L225-197-1 of the French commercial code does not apply, the Program will be canceled and the Company will indemnify the participants for the loss of unvested free shares granted under the canceled Program, subject however to the above- mentioned performance conditions and, for MB members (including the CEO), all required shareholder approvals. The gross amount of this indemnity will be calculated as though such free shares had been vested upon the Change of Control. The conditions and limitations set forth in the applicable Program rules will apply to this calculation, mutatis mutandis. Examples are given in appendix 2 attached to these minutes.

4.	Additional provisions

The granting of free shares to MB members (including the CEO) as set out above is subject to approval by the Company’s shareholders under the “Say on Pay” rules in the June 2020 Annual General Meeting. If the shareholders do not approve, the granting of free shares to MB members (including the CEO) under the Program will be canceled.

On November 21, 2019, the Supervisory Board decided that in accordance with Section II (4th paragraph) of Article L 225-197-1 of the French commercial code, each MB member (including the CEO) should keep not less than 20% of the vested FS of each tranche under this Program until termination of his office as MB member or corporate officer.

Appendix 1 to Free Share Plan 2019-2023 terms and conditions*

Goal achievement	Tranche percentage vested	Goal achievement	Tranche percentage vested
60%	0%
61%	2.5%	101%	100.0%
62%	5.0%	102%	100.0%
63%	7.5%	103%	100.0%
64%	10.0%	104%	100.0%
65%	12.5%	105%	100.0%
66%	15.0%	106%	100.0%
67%	17.5%	107%	100.0%
68%	20.0%	108%	100.0%
69%	22.5%	109%	100.0%
70%	25.0%	110%	100.0%
71%	27.5%	111%	100.0%
72%	30.0%	112%	100.0%
73%	32.5%	113%	100.0%
74%	35.0%	114%	100.0%
75%	37.5%	115%	100.0%
76%	40.0%	116%	100.0%
77%	42.5%	117%	100.0%
78%	45.0%	118%	100.0%
79%	47.5%	119%	100.0%
80%	50.0%	120%	100.0%
81%	52.5%
82%	55.0%
83%	57.5%
84%	60.0%
85%	62.5%
86%	65.0%
87%	67.5%
88%	70.0%
89%	72.5%
90%	75.0%
91%	77.5%
92%	80.0%
93%	82.5%
94%	85.0%
95%	87.5%
96%	90.0%
97%	92.5%
98%	95.0%
99%	97.5%
100%	100.0%

•	Only applicable to MB members

Appendix 2 to Free Share Plan 2019-2023 terms and conditions

Examples of cash compensation in the event of an early Change of Control (before vesting of first tranche)

Assuming a Change of Control in June 2021 and a share price of EUR 7.00 upon the Change of Control:

•

A MB member (including the CEO) who was granted 262,570 free shares and obtained an 80% goal achievement rating for 2020 will receive a gross indemnity (before all applicable deductions and subject to all required shareholder approvals) amounting to 262,570 × 50% × 7 = EUR 918,995

•

A grade 15 MC member who was granted 90,000 free shares and obtained a Meets Expectations rating for 2020 will receive a gross indemnity (before all applicable deductions) amounting to 90,000 × 7 = EUR 630,000